Exhibit 10.1

TERADYNE, INC. 2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT GRANT AND TERMS

FOR DIRECTOR AWARDS

Name

In granting restricted stock units, Teradyne seeks to provide non-employee directors with incentive to help drive the company’s future success and to share in the economic benefits of that success. We all look forward to your contributions to that effort.

In recognition of your contributions to Teradyne, you have been granted an award consisting of the right to receive up to xxx shares of Teradyne common stock. This grant was approved effective                          , 200x (the “Effective Date”).

This award is subject to the Restricted Stock Unit Terms attached hereto and the terms of the Teradyne, Inc. 2006 Equity and Cash Compensation Incentive Plan (the “Plan”). The shares covered by this award will be delivered over time as described in and subject to the vesting conditions of the Restricted Stock Unit Terms.

The Plan prospectus, consisting of a “Participant Information” document that summarizes the Plan and contains a copy of the complete Plan, is enclosed with this grant document.

TERADYNE, INC.

Eileen Casal
V.P., General Counsel and Secretary

(2006 RSU)

Grant #xxx

Form of Director Grant Agreement (2006 RSU)

RESTRICTED STOCK UNIT TERMS – FOR DIRECTOR AWARDS

This award is governed by and subject to Teradyne’s 2006 Equity and Cash Compensation Incentive Plan (the “Plan”), which, together with the following provisions, controls the meaning of terms and the rights of the recipient. Capitalized and defined terms used and not defined below will have the meaning set forth in the Plan. In the event of any inconsistencies or differences between the Plan and these terms, the Plan shall prevail.

1. Award Grant, Vesting and Transfer

(a) Payment of par value. Teradyne hereby grants to the recipient the right to receive that number of shares of Teradyne common stock as is set forth on the Notice of Restricted Stock Unit Grant attached hereto. When the underlying shares of Teradyne common stock are issued to the recipient, par value will be deemed paid by the recipient for each share by past services rendered by the recipient.

(b) This award vests on the anniversary of the Effective Date. None of this grant will be vested on the Effective Date. 100% of the total grant will vest on the first anniversary of the Effective Date. Subject to the terms of the Plan, the Teradyne Board of Directors shall have the right to accelerate the date that any installment of this award becomes vested in the event of disability, death, retirement, or upon the acquisition of control of Teradyne by another entity.

(c) This award will not vest further after termination of the business relationship except in limited certain circumstances. Except as otherwise provided in the Plan, this award will not vest after the recipient’s and Teradyne’s business relationship ends, regardless of the reason.

The business relationship with Teradyne shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness or military obligations) provided that the period of such leave does not exceed 90 days. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of the business relationship, provided that such written approval contractually obligates the Company to continue the business relationship of the recipient after the approved period of absence.

(d) No rights as stockholder; Issuance. The recipient shall not have any right in, to or with respect to any shares which may be covered by this award (including but not limited to the right to vote or to receive dividends) until the award is settled by issuance of shares to the recipient. All vested shares issued in respect of this award will be transferred or issued to the recipient (or his or her estate, in the event of his or her death) promptly after the date they vest but in any event within 2 1/2 months following the calendar year in which they become vested (or any earlier date, after vesting, required to avoid characterization as non-qualified deferred compensation under Section 409A of the Code). Teradyne will not be required to transfer or issue any vested shares until arrangements satisfactory to it have been made to address any income, withholding and employment tax requirements which might arise by reason of the vesting and transfer or issuance of shares.

(e) This award may not be assigned or transferred. Other than as provided in Section 11(a) of the Plan, this award is not assignable or transferable (except by will or the laws of descent and distribution).

2. Capital Changes and Business Succession. Section 3(c) of the Plan, contains provisions for adjusting the number, vesting schedule, exercise price and other terms of outstanding stock based Awards under the Plan if a recapitalization, stock split, merger, or other specified event occurs and a Committee of the Board of Directors determines that an adjustment (or substitution) is appropriate.. In that event, the recipient of the award will be notified of the adjustment (or substitution), if any.

3. Employment or Business Relationship. Granting this award does not imply any right of continued employment or business relationship by the Company or a Related Corporation, and does not affect the right of the recipient or the Company or a Related Corporation to terminate employment or a business relationship at any time.

4. Stock Registration. Shares to be issued under this award are currently registered under the Securities Act of 1933, as amended. If such registration is not in effect at the time of vesting, the recipient will be required to represent to the Company that he or she is acquiring such shares as an investment and not with a view to the sale of those shares.

5. Term. This Agreement will terminate on                          , 20xx

Form of Director Grant Agreement